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 HELP TILRAY GROW AND PROTECT ITS SHAREHOLDERS  Letter to Tilray Stockholders  To support our Board  and modernize our governance  PLEASE VOTE TODAY

 Dear Fellow Tilray Brands Stockholder: Tilray needs your support.  An overwhelming majority of votes cast to date support the proposal to eliminate Tilray Brands’ Class 1 common stock (“Proposal 3”), but we do not yet have a sufficient number of shares outstanding voting to approve the proposal.  Accordingly, we have had to adjourn our Annual Meeting to December 20, 2022 to provide additional time to ensure that all Tilray Brands stockholders have the opportunity to make their voices heard.  To ensure your vote is counted before the December 20th meeting, and to avoid further delay and expense, we strongly urge you to join your fellow stockholders and vote FOR all proposals on the agenda as soon as possible.  As a reminder, Proposal 3 is intended to simplify the Company’s capital structure and ensure that all stockholders of common shares have equal voting rights, or one vote per share.  To be clear, Proposal 3 WILL NOT dilute our stockholders or increase the number of outstanding shares. It will have no impact on the rights of current stockholders.  The average Tilray Brands stockholder owns fewer than 500 shares, which makes your vote extremely important. No matter how many or how few shares you own, your vote is vital to our success.  Please do your part to help the Company protect the influence of its stockholders and ensure best corporate governance practices.  If you previously voted against the proposal or to abstain, we urge you to change your vote now to “FOR” the proposal by following the enclosed voting instructions.  If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.  Thank you for your investment in Tilray Brands, Inc. Sincerely,  Irwin D. Simon  Chairman, President, and Chief Executive Officer